                UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                              Washington D.C. 20549


                                    FORM 11-K

                [X] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                   For the Fiscal Year Ended December 31, 2002

                                       or

                 [ ] TRANSITION REPORT PURSUANT TO SECTION 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                 For the Transition Period From ______ To ______

                          Commission File Number 0-850



                           KEYCORP 401(K) SAVINGS PLAN
             ------------------------------------------------------
                            (Full title of the plan)


                                     KEYCORP
                                127 PUBLIC SQUARE
                              CLEVELAND, OHIO 44114
             -------------------------------------------------------
                     (Name of issuer of the securities held
                      pursuant to the plan and the address
                       of its principal executive office)

                                     KEYCORP
                               401(K) SAVINGS PLAN

                                    FORM 11-K

REQUIRED INFORMATION
--------------------

Item 4.  Financial Statements and Supplemental Schedules for the Plan.

The KeyCorp 401(k) Savings Plan ("Plan") is subject to the Employee Retirement Income Security Act of 1974 ("ERISA"). In lieu of the requirements of Items 1-3 of this Form, the Plan is filing financial statements and supplemental schedules prepared in accordance with the financial reporting requirements of ERISA. The Plan financial statements and supplemental schedules for the fiscal year ended December 31, 2000, are included as Exhibit 99.1 to this report on Form 11-K and are incorporated herein by reference. The Plan financial statements and supplemental schedules have been examined by Ernst & Young LLP, Independent Auditors, and their report is included therein.

EXHIBITS
--------

23.1  Consent of Independent Auditors, Ernst & Young LLP

99.1  Certification Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

99.2  Certification Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

99.3 Financial statements and supplemental schedules of the KeyCorp 401(k) Savings Plan for the fiscal year ended December 31, 2002, prepared in accordance with the financial reporting requirements of ERISA.


                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the trustees (or other persons who administer the plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                 KeyCorp 401(k) Savings Plan

Date:  June 26, 2003
                                            By: /s/ Martin Polster

                                            Martin Polster
                                            Assistant Vice President
                                            Human Resources